Exhibit 99.1

CONTACT INFORMATION:

Paul A. Chrisco, C.F.O.

Phone: 812.981.7375

Fax: 812.949.6870

pchrisco@cbinonline.com

www.cbinonline.com

NASDAQ: CBIN

FOR IMMEDIATE RELEASE

James W. Robinson retires from Community Bank Shares of Indiana, Inc.

Board of Directors

NEW ALBANY, INDIANA (February 25, 2005) – Community Bank Shares of Indiana, Inc. Chairman of the Board, Timothy T. Shea, announced the retirement of James W. Robinson from the Company’s board of directors on Tuesday, February 22, 2005. Robinson has been a director of the Company since its formation in 1994, having previously served as a director of Community Bank Shares, MHC from its formation in 1991. He also served as a director of Community Bank from 1987 through 2004.

Robinson is Secretary, Director, and partial owner of Stemwood Corp., located in New Albany, Indiana and NIEMCO Fabricators, Inc. of Louisville, Kentucky. He is also partial owner of St. Louis Helicopters, LLC., Rocket Man, Inc., and Caldwell Tanks, Inc.

“It has been a pleasure and an honor to work with Jim over the years.  He has served the shareholders of Community Bank Shares with distinction, bringing his business experience and expertise to the many challenges our organization has faced over the years.  Jim will continue to be an active supporter of the Company in the future, and we will always recognize him as an important member of our bank family,” said James D. Rickard.

Community Bank Shares of Indiana, Inc. is the parent company of Community Bank of Southern Indiana in New Albany, Indiana, a full-service banking subsidiary. The Company is traded on the NASDAQ under the symbol CBIN.